UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     July 26, 2005 (July 25, 2005)

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

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Item 7.01.  Regulation FD Disclosure.

On July 25, 2005, Brown-Forman Corporation issued a press release confirming its agreement with LVMH Moet Hennessey Louis Vuitton for early termination of Brown-Forman's long-term importing and marketing agreements for Glenmorangie products in the United States, Canada, and certain countries in Europe and Asia, effective July 29, 2005. LVMH will pay approximately $13.5 million for the early termination, the net effect of which will impact favorably Brown-Forman fiscal 2006 earnings by approximately $0.05 per share. The loss of the revenue from Glenmorangie sales is expected to decrease fiscal 2007 earnings by $0.01 per share.

This report contains statements that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, words such as "expects," "will" and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections.


Item 9.01.  Financial Statements and Exhibits

 (a)      Not applicable.
 (b)      Not applicable.
 (c)      Exhibits.
          99.1     Press Release, dated July 25, 2005

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   July 26, 2005                      By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and Assistant
                                                 Corporate Secretary




Exhibit Index

99.1  Press Release, dated July 25, 2005, issued by Brown-Forman Corporation.

                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN AND LVMH REACH ACCORD ON GLENMORANGIE

LOUISVILLE, KY, July 25, 2005 - Brown-Forman Corporation and LVMH Moet Hennessy Louis Vuitton of France announced today they have agreed to end the contracts through which Brown-Forman acts as the United States importer of the Glenmorangie brands and represents those brands in Canada, Continental Europe, and certain Asian countries. The contracts will conclude at the end of July.

Brown-Forman has distributed Glenmorangie brands in the U.S. since 1992 and served as marketing agent in Continental Europe and certain Asian markets since 2000. At that time (2000), Brown-Forman purchased slightly less than three million Class A shares in Glenmorangie plc for approximately $15 million. In the fall of 2004, Brown-Forman sold its shares in Glenmorangie plc to LVMH for $95.5 million. Under long-term contracts with Glenmorangie plc, however, Brown-Forman continued to have distribution and marketing rights in those markets for several years to come.

In the new agreement announced today, Brown-Forman has agreed to terminate those distribution and marketing rights in favor of LVMH, which purchased all the outstanding shares of Glenmorangie plc last year, in exchange for consideration.

"We are proud of the work done by both Brown-Forman and our distributor partners in building Glenmorangie in the U.S and key global markets into a premier single malt Scotch brand," said Paul Varga, president and chief executive officer of Brown-Forman Beverages. "However, we understand LVMH's desire to consolidate these excellent brands into their own distribution system," stated Varga.

Christophe Navarre, CEO of Moet Hennessy, said, "Brown Forman has been a very good partner for The Glenmorangie company over the years and the brands have prospered through this association. Now that Glenmorangie is part of Moet Hennessy it is natural that the brands should be distributed though our companies in all the markets where we operate."

Brown-Forman is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware giftware, and Hartmann Luggage.